UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2006

Medarex, Inc.

(Exact name of registrant as specified in its charter)

New Jersey	0-19312	22-2822175
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

707 State Road, Princeton, N.J.	08540-1437
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (609) 430-2880

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

As of June 30, 2006, Medarex, Inc. (“Medarex”) had approximately $424.4 million in cash, cash equivalents, marketable securities and segregated cash. Approximately $19.5 million of this balance relates to Celldex Therapeutics, Inc. (a 60%-owned subsidiary). In addition, as of June 30, 2006, the market value of Medarex’s equity interest in Genmab A/S was approximately $232.7 million.

Medarex’s net cash burn, excluding Celldex, for the three-month and six-month periods ended June 30, 2006 was consistent with the guidance previously provided at the beginning of the year on March 6, 2006.

Recent accomplishments during the second quarter of 2006 that mark Medarex’s continuing progress included the following:

•                  Announcing the receipt of a Special Protocol Assessment agreement from the FDA for the initiation of a Phase III registrational trial of ipilimumab used in combination with chemotherapy in first-line (previously untreated) patients with metastatic melanoma, which is the third study to commence under the ipilimumab melanoma registrational program with our partner, Bristol-Myers Squibb Company;

•                  Announcing positive interim data from a Phase II clinical trial designed to examine continual, long-term treatment with ipilimumab in patients with surgically resected melanoma (adjuvant setting) at the annual meeting of the American Society of Clinical Oncology (ASCO);

•                  Announcing encouraging safety and response data from three separate clinical trials of ipilimumab in combination with GVAX® immunotherapy (Phase I), GM-CSF (Phase I) or chemotherapy (Phase II), where certain patients with hormone refractory prostate cancer experienced sustained decreases in prostate specific antigen (PSA) serum levels of greater than 50% at the highest doses, and in some cases, improvement of multiple lesions on bone scan and improvement in pain due to bone metastases;

•                  Announcing the commencement of patient dosing in the Phase I clinical trial of MEDI-545, a fully human anti-interferon alpha antibody, for the treatment of systemic lupus erythematosus (SLE or lupus) that is under development by our partner, MedImmune, Inc.;

•                  Strengthening our financial resources to continue the progress of development programs towards commercialization through the completion of a $128 million (net proceeds) public offering of Medarex common stock ; and

•                  Expanding our research and development programs through strategic collaborations with Celera Genomics Group (an Applera Corporation business) and Oxford Genome Sciences (UK) Ltd for the discovery and development of fully human antibody therapeutic products for multiple cancers, as well as through a license and research agreement with Euroscreen s.a. for exclusive worldwide development and commercialization of antibody-based products against certain targets for various diseases, including inflammatory and autoimmune conditions.

Item 3.01  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing

Medarex announced that it will request a hearing before the Nasdaq Listing Qualification Panel in response to the receipt of a Nasdaq Staff Determination letter on August 14, 2006 notifying Medarex that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) because it has not timely filed its Quarterly Report on Form 10-Q for the period ended June 30, 2006. As anticipated, the letter was issued in accordance with Nasdaq procedures when the filing of Medarex’s Form 10-Q was delayed. Pending a decision by the Nasdaq Listing Qualification Panel, Medarex’s common stock will remain listed on The

Nasdaq Global Market. There can be no assurance that the Nasdaq Listing Qualification Panel will grant Medarex’s request for continued listing.

On June 15, 2006, Medarex announced that its Board of Directors had appointed one of its outside directors to oversee an investigation of its historical stock option practices and related accounting treatment.  The outside director has not completed the work or reached final conclusions and is continuing the investigation.  Accordingly, Medarex was not able to file its Form 10-Q on the prescribed filing date and will be unable to file its Form 10-Q until the investigation is complete.  Medarex intends to file its Form 10-Q as soon as practicable after completion of the investigation.

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Investigation.

As previously disclosed, in May 2006, the Board of Directors of Medarex initiated an investigation of Medarex’s historical stock option grant practices and appointed one of its outside directors to oversee the investigation.  The outside director is being assisted by outside legal counsel that had not previously been involved with Medarex’s stock option plans and forensic accountants. The initial investigation has focused on processes used to establish the option exercise price and obtain required approvals of stock option grants and the related measurement dates used for financial reporting purposes. The outside director is also reviewing certain other practices relating to Medarex’s equity incentive awards. The outside director has not completed the work or reached final conclusions and is continuing the investigation.  During the course of the investigation, however, the outside director has reached the preliminary conclusion that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the correct measurement dates for certain stock option grants made by the company during the period 1997 to 2001 differ from the measurement dates previously used to account for such option grants. Based on the preliminary conclusion of the outside director, Medarex’s management and the Audit Committee of Medarex’s Board of Directors have determined that non-cash stock-based compensation expense should have been recorded with respect to those stock option grants and recognized over the vesting period of the options, and that the amount of such additional non-cash expense is expected to be material for the fiscal years ended December 31, 2000 and 2001.  In addition, Medarex’s management and the Audit Committee have also determined that non-cash stock-based compensation expense should have been recorded in the fiscal years ended December 31, 2002, 2003, 2004 and 2005, although the amount of such non-cash stock-based compensation expense is not expected to be material to operating results for any of these years.

Accordingly, Medarex’s management and the Audit Committee, in consultation with the outside director overseeing the investigation, have determined, based on their preliminary analysis, that Medarex will restate its annual and interim financial statements for the periods from 2000 through 2005 and for the quarter ended March 31, 2006. Accordingly, on August 16, 2006, the Audit Committee determined that Medarex’s annual and interim financial statements and any related reports of its independent registered public accounting firm for the periods from 2000 through 2005 and for the quarter ended March 31, 2006, as well as all earnings and press releases issued by Medarex relating to its financial statements for these periods, should no longer be relied upon.  The Audit Committee has discussed the matters disclosed in this filing with Ernst & Young LLP, Medarex’s independent registered public accounting firm.

Because the investigation is still ongoing, there can be no assurance that Medarex’s historical financial statements for other prior periods will not be restated, or that additional stock-based non-cash compensation expense will not materially affect future periods.  Medarex also expects that expenses arising from the investigation, the restatement and related activities, which will be recorded in the periods incurred, will be significant.

Medarex has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period.

Medarex issued a press release on August 18, 2006 announcing its expected restatement of previously issued financial statements and disclosing its receipt of this Nasdaq Staff Determination Letter.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits

99.1 Press release issued by Medarex, Inc. dated August 18, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Medarex, Inc.

Date: August 18, 2006	/s/ Christian S. Schade
Christian S. Schade
Senior Vice President and Chief Financial Officer